Exhibit 99.1

         National Beverage Corp. Reports Best Second Quarter

    FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--Dec. 6, 2007--National Beverage Corp. (NASDAQ:FIZZ) today reported financial results for its second quarter ended October 27, 2007. Compared to the prior year:

    --  Revenues increased 6% to $143.5 million;

    --  Net income increased 13% to $6.5 million; and

    --  Second quarter earnings per share increased to $.14.

    "Second quarter results reflect the determined focus to maximize the performance of our higher-margin brands. Raw material costs, especially aluminum and sweetener, have stabilized relative to the volatility experienced in our first quarter," stated Chairman and Chief Executive Officer, Nick A. Caporella. "While we view this as positive...we challenge ourselves through innovation in returning costs to their previous levels."

    "Our new product pipeline featuring state-of-the-art beverages, some with probiotic properties, is the strongest it's ever been and now includes BodyWoRx, seven functionally enhanced waters; SundanceT3, two exotic energy drinks; and Sundance Pomegranate Passion, a line of certified organic tea/super-fruit blends. These great tasting products, along with our Nutrafizz line of effervescent supplements are in final formulation, and are expected to begin competing in the $25 billion plus functional food market during our fourth quarter. This certainly is indicative of the strategic direction of this company," continued Caporella.

    "Although a skittish economy and wary financial markets pose numerous challenges to companies in all business sectors, we believe that these complex times bring opportunities to those organizations with strict operating philosophies and sound financial positions...companies such as National Beverage Corp.," concluded Caporella.

    National Beverage is highly innovative, making it unique as a pace-setter in the changing soft-drink industry. Its lineup of refreshment products consisting of - Energy Drinks and Fortified Powders, Vitamin Enhanced juices and waters, and new-to-come beverage supplements are geared toward the lifestyle/health-conscious consumer.

    Shasta(R) - Faygo(R) - Everfresh(R) and LaCroix(R) are aligned with Rip It(R) and Rip It Chic(TM) energy products to make National Beverage...America's Flavor--Favorite - soft-drink company.

    Fun, Flavor and Vitality...the National Beverage Way



                       National Beverage Corp.
              Consolidated Results for the Periods Ended
                October 27, 2007 and October 28, 2006
               (In thousands, except per share amounts)

                                                  Six       Twelve
                                                Months      Months
                         Three Months Ended      Ended       Ended
                      October 27, October 28, October 27, October 27,
                         2007        2006        2007        2007
                      ----------- ----------- ----------- -----------

Net Sales              $  143,528  $  135,818  $  295,292    $548,368
                      =========== =========== =========== ===========

Net Income             $    6,477  $    5,749  $   13,662    $ 22,836
                      =========== =========== =========== ===========

Net Income Per Share
 (a):
  Basic                $      .14  $      .13  $      .30    $    .50
                      =========== =========== =========== ===========
  Diluted              $      .14  $      .12  $      .30    $    .50
                      =========== =========== =========== ===========

Average Common Shares
 Outstanding (a):
  Basic                    45,902      45,757      45,857      45,875
                      =========== =========== =========== ===========
  Diluted                  46,106      46,062      46,115      46,130
                      =========== =========== =========== ===========



(a)Prior year net income per share and average common shares outstanding amounts are adjusted for the 20% stock dividend distributed on June 22, 2007.


    This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include fluctuations in costs, changes in consumer preferences and other items and risk factors described in the Company's Securities and Exchange Commission filings and the Company disclaims an obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.

    CONTACT: National Beverage Corp., Fort Lauderdale
             Office of the Chairman
             Grace A. Keene, 954-581-0922